Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

This agreement (this “Agreement”) is made as of this 7th day of October, 2025 by and among Aimfinity Investment Merger Sub I, a Cayman Islands exempted company (the “Company”), I-Fa Chang, a Taiwanese national (the “Seller”) and Inkrock Holding Limited, a British Virgin Islands business company (“Inkrock”).

WHEREAS, the Company was formed as a wholly owned subsidiary of Aimfinity Investment Corp. I, a Cayman Islands exempted company (the “Parent”);

WHEREAS, the Parent was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”); and

WHEREAS, the Parent has entered into a certain agreement and plan of merger dated October 13, 2023 by and among the Parent, the Company, Aimfinity Investment Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and Docter Inc., a Delaware corporation (“Docter”), which agreement, as so amended being referred to as the “Merger Agreement,” pursuant to which, at the Reincorporation Merger Effective Time (as such term is defined in the Merger Agreement), the Parent will merge with and into the Company, with the Company surviving the merger (the “Reincorporation Merger”); and at the Effective Time (as such term is defined in the Merger Agreement), the Merger Sub will merge with and into Docter, with Docter surviving the merger as a wholly-owned subsidiary of the Company (the “Acquisition Merger”, together with the Reincorporation Merger and such other transaction contemplated in the Merger Agreement, the “Docter Business Combination”); and

WHEREAS, the Company has filed a prospectus/proxy statement on Form F-4 (File Number 333-284658) relating to the transactions contemplated by the Merger Agreement which was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on March 6, 2025 (the “Registration Statement”);

WHEREAS, Inkrock is the sole owner of a property located at 7617 West Mercer Way, Mercer Island, Washington 98040 with appraised value of $8,300,000 (the “Property”);

WHEREAS, the Company, Seller and Inkrock entered into a securities purchase agreement on May 27, 2025 (the “May 27 Agreement”) for the Company to acquire from the Seller the equity interest in Inkrock in exchange for the Company to issue certain Company Shares (as defined below) to the Seller, as a result of which the Property will become the corporate asset of the Company;

WHEREAS, on October __, 2025, as the transactions contemplated under the May 27 Agreement were not consummated, the Company, Seller and Inkrock entered into a termination agreement to terminate the May 27 Agreement and to release each party from any obligations under the May 27 Agreement;

WHEREAS, as of the date hereof, the Company, Seller and Inkrock wish to enter into this new securities purchase agreement to revise the terms and conditions of the transactions contemplated under the May 27 Agreement and to set out the new conditions for the Company to acquire the Property as of the closing of the Acquisition Merger; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Purchase And Closing

Section 1.01 On the Closing Date (as defined below):

(a) The Company shall purchase from the Seller and the Seller shall sell to the Company, 50,000 shares (the “Inkrock Shares”), par value $1.00 per share, of Inkrock;

(a) In exchange of Inkrock Shares, the Company shall issue to the Seller and the Seller shall acquire from the Company 687,054 ordinary shares, par value $0.0001 per share, of the Company (the “Company Shares”);

(b) The Company shall deliver a copy of the register of members of the Company as at the Closing Date reflecting Seller’s ownership of the Company Shares, and the share certificate representing the Company Shares purchased by the Seller duly signed for and on behalf of the Company; and

(b) Inkrock shall deliver a copy of the register of members of Inkrock at the Closing Date reflecting Company’s ownership of the Inkrock Shares, and the share certificate representing the Inkrock Shares purchased by the Company duly signed for and on behalf of Inkrock.

Section 1.02 The closing (the “Closing”) of the transactions provided under Section 1.01 shall occur at the offices of Robinson & Cole LLP, counsel to the Parent, at 666 Third Avenue, 20th Floor, New York, New York, 10017, or remotely via the exchange of documents and signatures, which shall take place at such date and time (the “Closing Date”) that is contemporaneously with the closing of the Acquisition Merger.

ARTICLE II

Representations And Warranties Of The Company

The Company hereby represents and warrants to Seller and Inkrock on the date hereof and as of the Closing that:

Section 2.01 Organization. The Company is duly organized in the jurisdiction of its formation, and has the requisite corporate or organizational power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby and thereby.

Section 2.02 Authorization for the Company Shares. The Company Shares have been duly authorized and when issued and delivered to the Seller in accordance with the terms of this Agreement, the Company Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Agreement or applicable securities laws or that are incurred by the Seller) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents.

Section 2.03. Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery thereof by the other parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Company is a party which would prevent the Company from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Company is subject, other than as would not be reasonably expected to, individually or in the aggregate, have a material adverse effect.

Section 2.04 No Broker. The Company has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE III

Representations And Warranties Of Inkrock

Inkrock hereby represents and warrants to each of the Company and Seller on the date hereof and as of the Closing that:

Section 3.01 Organization. Inkrock is duly organized in the jurisdiction of its formation, and has the requisite corporate or organizational power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby and thereby.

Section 3.02 Authorization for the Inkrock Shares. The Inkrock Shares have been duly authorized and when issued and delivered to the Company in accordance with the terms of this Agreement, the Inkrock Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Agreement or applicable securities laws or that are incurred by the Company) and will not have been issued in violation of or subject to any preemptive or similar rights created under Inkrock’s organizational documents.

Section 3.03. Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by Inkrock, and assuming the due authorization, execution and delivery thereof by the other parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Inkrock does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Inkrock is a party which would prevent Inkrock from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Inkrock is subject, other than as would not be reasonably expected to, individually or in the aggregate, have a material adverse effect.

Section 3.04 Encumbrances. Except as set forth in Schedule 3.04, the Property shall, at the Closing, be free and clear of all obligations, security interests, liens, infringements and encumbrances whatsoever.

Section 3.05. Good Title. Except as set forth in Schedule 3.05, Inkrock shall have at the Closing, good and marketable title to the Property, free and clear of any and all security interests, encumbrances or liens.

Section 3.06. Totality of the Property. The Property includes all of the assets, rights and interests necessary for the proper and efficient operation of its function. There is no known unauthorized use of the Property or any portion thereof by any third party. Inkrock has no presently exiting contracts or commitments, including governmental obligations, that in any way relate to the Property. Inkrock has no actual knowledge of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property (or any part thereof) or with respect to the use, occupancy or construction thereof. Inkrock has complied through the date hereof, and will comply through the Closing, with all applicable obligations, covenants or other requirements under the applicable mortgage for the Property.

Section 3.07 No Broker. Inkrock has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations And Warranties Of The Seller

Seller hereby represents and warrants to each of the Company and Inkrock on the date hereof and as of the Closing that:

Section 4.01 Organization. The execution, delivery and performance by the Seller of this Agreement are within the powers of the Seller, have been duly authorized and will not constitute or result in a material breach or default under or conflict with any law, statute, rule or regulation applicable to the Seller, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Seller is a party or by which the Seller is bound, and, if the Seller is not an individual, will not violate any provisions of the Seller’s organizational documents. The Seller’s signature on this Agreement is genuine, and the signatory has legal competence and capacity to execute the same.

Section 4.02 Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by the Seller and assuming the due authorization, execution and delivery thereof by the other parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Seller is a party which would prevent the Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Seller is subject.

Section 4.03 Governmental Approvals. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or other authority on the part of the Seller required in connection with the consummation of the transactions contemplated in the Agreement have been or shall have been obtained prior to and be effective as of the Closing.

Section 4.04 Accredited Investor. The Seller is an accredited investor, as defined in Rule 501 of Regulation D under the Securities Act and has completed and initialed the accredited investor questionnaire attached as Exhibit A to this Agreement.

(a) The Seller is acquiring the Company Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

(b) Applicable to non-U.S. investors: The Seller understands that the sale of the Company Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). The Seller is not a U.S. Person (as defined in Regulation S), it is acquiring the Company Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Company Shares hereunder outside of the United States. The Seller is not relying on any statements or representations made in connection with the transactions contemplated hereby other than representations contained in this Agreement. The Seller understands and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

Section 4.05 Undisclosed Liabilities. The Seller has no liability of any nature (whether accrued, absolute, contingent or otherwise) relating to the Inkrock Shares or the Property of the type. Except owning the Property, Inkrock has no presently existing contracts or commitments and is not in default under any of the contracts or commitments. The Seller has no actual knowledge of any violation of law, municipal or county ordinances, or other legal requirements with respect to Inkrock or with respect to its conduct of business thereof.

Section 4.06 No Brokers. No broker, investment banker, financial advisor, finder or other person has been retained by or is authorized to act on behalf of the Seller that will be entitled to any fee or commission for which the Company or Inkrock will be liable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.07 Securities Law Compliance. The Seller understands that the Company Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, and that the Company Shares issued at the Closing have not been registered under the Securities Act. The Seller understands that the Company Shares may not be resold, transferred, pledged or otherwise disposed of by the Seller absent an effective registration statement under the Securities Act except (i) to the Parent or a subsidiary thereof, to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Company Shares issued at the Closing shall contain a legend or restrictive notation to such effect. The Seller understands and agrees that the Company Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, the Seller may not be able to readily resell the Company Shares and may be required to bear the financial risk of an investment in the Company Shares for an indefinite period of time. The Seller understands and agrees that it will enter into and will be bound by a certain Lock-Up Agreement upon the Effective Time, the form of which is set forth as Exhibit B to the Merger Agreement. The Seller understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Company Shares. The Seller understands that, because the Company is a shell corporation, the Seller will not be eligible to use Rule 144 promulgated under the Securities Act for at least one year after “Form 10” information relating to the Docter Business Combination has been filed with the SEC. The Seller is not subject to the “Bad Actor” disqualification, as such terms is defined in Rule 506 of Regulation D, promulgated under the Securities Act. The Seller understands that the Company Shares will be issued in book-entry form.

Section 4.08 Risks of Investment.

(a) The Seller acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Company Shares, including those set forth in the Parent’s and the Company’s filings with the SEC. The Seller is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company Shares, and the Seller has sought such accounting, legal and tax advice as the Seller has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), the Seller has considered the risks of an investment in the Company Shares and determined that the Company Shares are a suitable investment for the Seller and that the Seller is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Seller’s investment in the Company.

(b) The Seller acknowledges specifically that a possibility of total loss exists. In making its decision to purchase the Company Shares, the Seller has relied solely upon independent investigation made by the Seller and the representations and warranties of the Company and Inkrock set forth herein. Without limiting the generality of the foregoing, the Seller has not relied on any projections or forecasts of future results of operations of the Parent, the Company or Docter. Seller acknowledges and agrees that Seller had access to, and an adequate opportunity to review, financial and other information of the Parent, the Company or Docter as Seller deems necessary in order to make an investment decision with respect to the Company Shares.

( ) The Seller understands and agrees that no federal or state agency has passed upon or endorsed the merits of this offering of the Company Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the information provided to the Seller.

Section 4.09. Anti-Money Laundering. The operations of the Seller, including the obligations of the Seller pursuant to this Agreement, are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in the United States and, if the Seller is a resident of any country other than the United States the anti-money laundering laws of the country in which the Seller is a resident (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller with respect to the Anti-Money Laundering Laws is pending or, to the Seller’s knowledge, threatened and there is no basis for any such action, suit or proceeding.

Section 4.10. Absence of Certain Relationships. To the best of the Seller’s knowledge, none of: (i) the Seller; (ii) any person controlling or controlled by the Seller; (iii) any person having a beneficial interest in the Seller; or (iv) any person for whom the Seller is acting as agent or nominee in connection with the purchase of the Company Shares:

(a) is a country, territory, individual or entity named on a list maintained by of the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), or a person or entity prohibited under the OFAC Programs. The Seller agrees to promptly notify the Company should the Seller become aware of any change in the information set forth in these representations; or

(b) is a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure.

ARTICLE V

Registration rights

Section 5.01 Demand Registration Rights. The Company hereby agrees with the Seller or its permitted transferees (collectively, the “Holders”) that at any time after the Effective Time, upon the written notice of the Holders holding a majority of the Company Shares sold pursuant to this Agreement (the “Requesting Holders”), the Company shall, within forty-five (45) days of receipt of such written notice (the “Demand Notice”), file a registration statement under the Securities Act providing for the proposed resale of such Company Shares (the “Requested Shares”), all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Requested Shares; provided that the Company shall not be obligated to effect any such registration under any one of the following conditions:

(a) After the Company has effected two (2) such registrations pursuant to this Section 5.01 and each such registration has been declared or ordered effective; or

(b) If any such Requesting Holders may dispose of shares of Registrable Securities pursuant to an effective registration statement under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

The Company shall not undertake, or be required to undertake, any action to qualify, register or list any securities on any exchange other than the exchange on which its securities are traded at the time.

In the event that updated financial statements are required to be included in such registration statement, the Company can, at its sole discretion, defer the filing date of the registration statement beyond the forty-five (45) days of receipt of the Demand Notice until ten days after the Company has filed an annual report on Form 20-F containing audited financial statements or furnished a report containing interim financial statements, as the case may be, and as may be required by SEC rules.

Under no circumstances shall the Company be obligated to effect more than one (1) registration statement pursuant to a Demand Notice in any six (6) month period under this Section 4.01 with respect to any or all Registrable Shares.

The Company shall not be required to register any shares pursuant to this Section 5.01 or Section 5.02 which are not Registrable Shares. Registrable Shares shall mean and include the Company Shares issued as part of the transaction contemplated under this Agreement, provided, however, that Company Shares will cease to be Registrable Shares when (A) they have been (i) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (ii) disposed of pursuant to Rule 144 under the Securities Act (“Rule 144”), (B) they are or may be freely traded without registration pursuant to Rule 144, or (C) they have been otherwise transferred and new certificates for them not bearing a restrictive legend have been issued by the Company and the Company shall not have “stop transfer” instructions against them.

Section 5.02 “Piggyback” Registration Rights. The Company hereby agrees with the Holders that at any time after the Effective Time, if the Company shall determine to proceed with the preparation and filing of a new registration statement under the Securities Act in connection with a proposed offer and sale of any of its securities by it or any of its security holders (other than (a) a registration statement on Form F-4, S-8 or other limited purpose form), the Company will give written notice of its determination to all Holders. Upon the written request from any Holders (the “Requesting Piggyback Holders”), within 10 days after their receipt of any such notice from the Company, the Company will, except as herein provided, cause all of the Company Shares covered by such request (the “Requested Piggyback Shares”) held by the Requesting Piggyback Holders to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Requested Piggyback Shares. If any registration pursuant to this Section 4.02 shall be underwritten in whole or in part in connection with an underwritten offering by the Company or its securities, the Company may require that the Requested Piggyback Shares be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In such event, the Requesting Piggyback Holders shall, if requested by the underwriters, execute an underwriting agreement containing customary representations and warranties by selling shareholders; provided, that the representations by the Requesting Piggyback Holders shall be limited to matters relating to its ownership or the Company Shares being registered and related matters. If the managing underwriter of such public offering advises the Company that the inclusion of any or all of the Requested Piggyback Shares would reduce the number of shares to be offered by the Company or interfere with the successful marketing of the securities offered by the Company, the number of Requested Piggyback Shares otherwise to be included in the underwritten public offering may be reduced pro rata (by number of shares) among the Requesting Piggyback Holders and all other holders of piggyback registration rights with respect to the Company’s ordinary shares who have requested inclusion of their securities or excluded in their entirety if so required by the underwriter. Registration pursuant to this Section 5.02 shall not be deemed to be a demand registration as described in Section 5.01 above. The Company’s obligations under this Section 5.02 shall not apply to the Company Shares held by a Holder after the earlier of (a) three (3) years from the date of this Agreement, (b) the date that such shares held by a Holder have been sold pursuant to an effective registration statement, and (c) such time as such shares held by a Holder are eligible for immediate resale pursuant to Rule 144.

Section 5.03 Registration Procedures. To the extent required by Sections 5.01 and 5.02, the Company will:

(a) prepare and file with the SEC a registration statement with respect to such securities, and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after the filing thereof;

(b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective;

(c) use its commercially reasonable efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Requesting Holders may reasonably request, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

(d) notify the Requesting Holders, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(e) prepare and file with the SEC, promptly upon the request of any Requesting Holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such Holders (and concurred in by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the sale or other disposition of Registrable Shares held by such Requesting Holders;

(f) prepare and promptly file with the SEC and promptly notify such Requesting Holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and

(g) advise the Requesting Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose.

It is a condition precedent to the obligations of the Company to take any action pursuant to this Article IV that the Requesting Holders shall cooperate with the Company in providing the information necessary to effect the registration of their Registrable Shares, including completion of customary questionnaires and furnishing of information regarding the Requesting Holders, the securities of the Company held by the Requesting Holders and intended method of sale or other disposition as shall be reasonably requested in writing by the Company. Failure to do so will at minimum result in exclusion of such Holders’ Registrable Shares from the registration statement.

Section 5.04 Expenses. To the extent required by Sections 5.01 and 5.02:

(a) Subject to Section 5.04(b), with respect to any registration required pursuant to Sections 4.01 and 4.02 hereof, all reasonable fees, costs and expenses of and incidental to such registration, inclusion and public offering (as specified in paragraph (b) below) in connection therewith shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration process begun pursuant to this Section 5.04 if the registration request is subsequently withdrawn at the request of the Holders or any subset thereof, unless the Holders agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 5.01.

(b) The fees, costs and expenses of registration to be borne by the Company as provided in paragraph (a) above shall include, without limitation, all registration, filing, and FINRA fees, printing expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered and qualified (except as provided in 5.04(a) above). Fees and disbursements of counsel and accountants for the Holders and any other expenses incurred by the Holders not expressly included above, including any underwriting discounts and selling commissions or other amounts payable to underwriter(s) or broker(s) in connection with the sale or other disposition of the Holders’ Company Shares, shall be borne by the Holders or the applicable Holders (as the case may be) on a pro rata basis.

ARTICLE VI

Acknowledgement; waiver

Section 6.01 Acknowledgement; Waiver. Seller (i) acknowledges that the Company may possess or have access to material non-public information which has not been and will not be communicated to the Seller; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against the Company or any of the foregoing’s officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including without limitation, any such claims arising under the securities or other laws, rules and regulations, and (iii) is aware that each of the Company is relying on the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

ARTICLE VII
Miscellaneous

Section 7.01 Termination. This Agreement shall terminate on the earlier of (i) the date the Merger Agreement is terminated, and (ii) the last day by which the Parent must complete a Business Combination, which is presently October 28, 2025. In the case that this Agreement is terminated, Article V shall survive the termination.

Section 7.02 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

Section 7.03 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall federal or state court sitting in the City, County and State of New York and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 7.04 Remedies Cumulative. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement. Accordingly, Seller hereby agrees that the Company is entitled to an injunction prohibiting any conduct by the Seller in violation of this Agreement and the Seller shall not seek the posting of any bond in connection with such request for an injunction. Furthermore, in any action by the Company to enforce this Agreement, Seller waives its right to assert any counterclaims and its right to assert set-off as a defense. The prevailing party agrees to pay all costs and expenses, including reasonable attorneys' and experts' fees that such prevailing party may incur in connection with the enforcement of this Agreement.

Section 7.05 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7.06 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

Section 7.07 Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

Section 7.08 Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations and warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

Section 7.09 Further Assurances. If at any time any of the parties hereto shall consider or be advised that any further documents or actions are necessary or desirable to vest, perfect or confirm of record or otherwise the rights, title or interest in or to the Company Shares or under or otherwise pursuant to this Agreement, the parties hereto shall execute and deliver such further documents or take such actions and provide all assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Company Shares or under or otherwise pursuant to this Agreement.

Section 7.10 Notice. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by email, with evidence of delivery, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery, or (iv) three (3) business days (five (5) business days for overseas) after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company at or prior to the Closing, to:
Docter Inc.
i/c/o Aimfinity Investment Corp. I	14F-7, 597 Jiuru 2nd Rd, Sanmin District
221 W 9th St, PMB 235	Kaohsiung City, Taiwan
Wilmington, Delaware 19801	Attention: Hsin-Ming Huang
Attention: I-Fa Chang	Email: hsinming@docter.one
E-mail: ivan@inkstonecapital.com
If to the Company after the Closing:

With a copy to:	Inkwater Holding Inc.
14F-7, 597 Jiuru 2nd Rd, Sanmin District
Chang; Hsin-Ming Huang Email:	Kaohsiung City, Taiwan Attention: I-Fa
ivan@inkstonecapital.com;
hsinming@docter.one	with a copy (which will not constitute notice) to:

Robinson & Cole LLP
Chrysler East Building
666 Third Avenue, 20th Floor
New York, New York 10017
Attn: Arila Zhou
Email: azhou@rc.com

Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, TX 77002
Attn: Mike Blankenship; Ben Smolij
Email: mblankenship@winston.com;
bsmolij@winston.com

Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, TX 77002
Attn: Mike Blankenship; Ben Smolij
Email: mblankenship@winston.com;
bsmolij@winston.com

Notice to the Seller shall be given to the address underneath the Seller’s name on the signature page hereto to the attention of the person who executed this Agreement on behalf of the Seller.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY:

AIMFINITY INVESTMENT MERGER SUB I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Director

INKROCK HOLDING LIMITED

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Director

SELLER:

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:
Email:
Address of Seller:

Exhibit A

Accredited Investor Questionnaire

_____ A natural person whose individual net worth or joint net worth with Seller’s spouse, at the time of this purchase exceeds $1,000,000. For the purposes of calculating joint net worth, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard of this paragraph (a)(5) does not require that the securities be purchased jointly. (PLEASE NOTE: In calculating net worth, you include all of your assets (other than your primary residence), whether liquid or illiquid, such as cash, stock, securities, personal property and real estate based on the fair market value of such property MINUS all debts and liabilities (other than indebtedness secured by your primary residence, up to the estimated fair market value of the primary residence, unless the borrowing occurs in the 60 days preceding the purchase of the Units and is not in connection with the acquisition of the primary residence. In such cases, the debt secured by the primary residence must be treated as a liability in the net worth calculation.). In the event any incremental mortgage or other indebtedness secured by your primary residence occurs in the 60 days preceding the date of the purchase of the Units, the incremental borrowing must be treated as a liability and deducted from your net worth even though the value of your primary residence will not be included as an asset. Further, the amount of any mortgage or other indebtedness secured by your primary residence that exceeds the fair market value of the residence should also be deducted from your net worth);

_____ A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with Seller’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

x

_____ A director or executive officer or manager of the Company.

______________A natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph, the Commission will consider, among others, the following attributes: (i) The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution; (ii) The examination or series of examinations is designed to reliably and validly demonstrate an individual’s comprehension and sophistication in the areas of securities and investing; (iii) Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and (iv) An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable. Note: The Commission will designate professional certifications or designations or credentials for purposes of this item, by order, after notice and an opportunity for public comment. The professional certifications or designations or credentials currently recognized by the Commission as satisfying the above criteria will be posted on the Commission’s website.

______ A natural person who is a “knowledgeable employee,” as defined in in rule 3c5(a)(4) under the Investment Company Act of 1940, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

______ A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

______ A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements of a family office above and whose prospective investment in the issuer is directed by such family office.

_____ Any bank as defined in section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

_____ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934.

_____ Insurance company as defined in section 2(13) of the Securities Act.

_____ Investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act.

_____ Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

_____ Employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

_____ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

_____ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

_____ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Commission under the Securities Act.

_______ Any entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000. For the purposes this item, “investments” is defined in rule 2a51-1(b) under the Investment Company Act of 1940.

_____ Any entity in which all of the equity owners are accredited investors (i.e., all of the equity owners meet one of the tests for an accredited investor1).

_____ Any Individual Retirement Account (IRA) for the benefit of an accredited investor2.

[1]	If the Purchase is an accredited investor because all equity owners are accredited investors, each equity owner should complete an accredited investor questionnaire and should provide a copy of his or her license or passport.
[2]	The tests for an accredited investor who is an individual are the first five tests on this Exhibit A.

Schedule 3.04

On or about September 15, 2015, the Company received a mortgage of $1,815,000 from Citi Bank, N.A., with a security interest of $1,815,000. placed on the property located on 7617 West Mercer Way, Mercer Island, Washington 98040. As of the date hereof, the remaining balance of the principal is $1,429,451.50.